NR07-07	April 11, 2007

INTERNATIONAL TOWER HILL MINES LTD. NEGOTIATES $2,880,000 NON-BROKERED PRIVATE PLACEMENT

Vancouver, British Columbia…International Tower Hill Mines Ltd. (the “Company” or “ITH”) - (TSX Venture Exchange: ITH, OTCBB: ITHMF, Frankfurt: IW9), is pleased to announce that it has agreed to a non-brokered private placement of 1,200,000 units (the “Units”) at a price of $2.40 per Unit to raise gross proceeds of $2,880,000 (the “Offering”).

Each Unit will consist of one common share of the Company (“Share”) and one transferable common share purchase warrant.  Each warrant (“Warrant”) will be exercisable to acquire one additional Share for a period of 24 months from closing at an exercise price of $3.00, except that if, at any time from 4 months after closing until the expiry date of the warrants, the daily volume-weighted average trading price of the Company’s shares is above $4.50 for at least twenty consecutive trading days, the Company may, within 30 days, issue an expiry acceleration notice to the holders of the warrants and, if it does so, the warrants will expire 30 days from the date after the expiry acceleration notice is given.

The Company will pay a finder’s fee, payable in cash or in a combination of cash and units having the same terms as the Units in the Offering, in connection with the Offering.

All securities issued in the Offering will have a hold period in Canada of four months and a day from the closing of the Offering.

The net proceeds of the Offering are intended to be used for acquisition payments and exploration programs on the Company’s Alaska and Nevada properties into 2008, for future property acquisitions, and for working capital.  The Offering is subject to acceptance for filing by the TSX Venture Exchange.

This news release does not constitute an offer to sell, or a solicitation of an offer to buy, any of the foregoing securities in the United States.  None of the foregoing securities have been and, nor will they be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or any state securities laws and may not be offered or sold within the United States or to U.S. Persons unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration is available.

About International Tower Hill Mines Ltd.

International Tower Hill Mines Ltd. is a resource exploration company, focused in Alaska and Nevada, which controls a number of exploration projects representing a spectrum of early stage to advanced gold and base metal discoveries.  ITH is committed to building shareholder value through new discoveries while maintaining a majority interest in its holdings, thereby giving its shareholders the maximum value for their investment.

For further details on the Company readers are referred to the Company’s web site (www.internationaltowerhill.com), Canadian regulatory filings on SEDAR at www.sedar.com and United States regulatory filings on EDGAR at www.sec.gov.

On behalf of
INTERNATIONAL TOWER HILL MINES LTD.

(signed) Jeffrey A. Pontius

Jeffrey A. Pontius,
President and Chief Executive Officer

Contact Information:

Quentin Mai, Vice-President - Corporate Communications

E-mail: qmai@internationaltowerhill.com

Phone: 1-888-770-7488 (toll free) or (604)683-6332 / Fax: (604) 408-7499

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the contents of this press release, which has been prepared by management.

This news release contains certain statements that may be deemed “forward-looking statements”.  All statements in this release, other than statements of historical fact, that address events or developments that the Company expects to occur, are forward-looking statements.  Forward-looking statements in this document include statements with respect to a potential unit offering and financing, statements with respect to the terms of such financing and statements with respect to the Company’s anticipated use of proceeds and expenditures on exploration.  Although the Company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees and actual results may differ materially from those in the forward-looking statements.  Factors that could cause the actual results to differ materially from those in forward-looking statements include failure to successfully negotiate or subsequently close such transactions, uncertainty with respect to findings under exploration programs and general economic, market or business conditions.  Investors are cautioned that any such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements.

This press release is not, and is not to be construed in any way as, an offer to buy or sell securities in the United States.